Exhibit 21.1

List of Subsidiaries

	Place of Incorporation	Date of Incorporation

Subsidiaries
Kirin China Holding Limited	British Virgin Islands	July 6, 2010
Kirin Huaxia Development Limited	Hong Kong	July 27, 2010
Shijiazhuang Kirin Management Consulting Co., Ltd.	P.R. China	December 22, 2010
Spectrum International Enterprise, LLC	CA	January 11, 2013
Brookhollow Lake, LLC	CA	February 8, 2013
Greenfield International Corporation	CA	August 12, 2013
Kirin Hopkins Real estate	CA	July 23, 2013
Newport Property Holding, LLC	CA	July 11, 2013
Archway Development Group LLC	CA	April 30, 2014
HHC-6055 Centre Drive LLC	CA	April 30, 2014
Applecrate LLC	CA	November 11, 2014

VIEs
HebeiZhongding Real Estate Development Co., Ltd.	P.R. China	July 16, 2007
XingtaiZhongdingJiye Real Estate Development Co., Ltd.	P.R. China	August 7, 2008

Subsidiaries of VIEs
XingtaiZhongding Construction Project Management Co., Ltd.	P.R. China	September 3, 2007
XingtaiZhongding Kirin Real Estate Development Co., Ltd.	P.R. China	July 29, 2008
Huaxia Kirin (Beijing) Garden Project Co., Ltd.	P.R. China	January 19, 2010
Xingtai Hetai Real Estate Development Co., Ltd.	P.R. China	December 6, 2010
Huaxia Kirin (Beijing) Property Management Co., Ltd.	P.R. China	December 19, 2011
Hebei Zhongding Property Service Co., Ltd.	P.R. China	December 19, 2011